STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A NON-DELAWARE CORPORATION
TO A DELAWARE CORPORATION
PURSUANT TO SECTION 265 OF THE
DELAWARE GENERAL CORPORATION LAW

1.) The jurisdiction where the Non-Delaware Corporation first formed is Wisconsin.

2.) The jurisdiction immediately prior to filing this Certificate is Wisconsin.

3.) The date the Non-Delaware Corporation first formed is 09/08/1997.

4.) The name of the Non-Delaware Corporation immediately prior to filing this Certificate is National Research Corporation.

5.) The name of the Corporation as set forth in the Certificate of Incorporation is National Research Corporation.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation have executed this Certificate on the 30th day of June, A.D. 2021.

By: [signature]

Name: Kevin R. Karas
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Title: Secretary
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